Exhibit 5.1

HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

December 10, 2025

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel, and Secretary of HNI Corporation, an Iowa corporation (the “Company”), and am rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the registration under the Act of 4,170,183 shares (the “Shares”) of the Company’s common stock, par value $1.00 (the “HNI Common Stock”), that are being issued or may be issued under the HNI Corporation Incentive Compensation Plan for Legacy Steelcase Employees (the “Plan”) pursuant to (i) certain restricted stock unit awards subject to time-based vesting granted under the Steelcase, Inc. Incentive Compensation Plan, as amended and restated as of July 9, 2025 (the “Predecessor Plan”) that were assumed by the Company in connection with completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of August 3, 2025 (the “Merger Agreement”), by and among the Company, Geranium Merger Sub, Inc., a Michigan corporation and wholly-owned subsidiary of the Company (“Merger Sub I”), Geranium Merger Sub II, LLC, a Michigan limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub II”), and Steelcase, Inc., (“Steelcase”) (the “Merger”), and converted, in accordance with the terms of the Merger Agreement, into awards relating to HNI Common Stock, and (ii) awards to be granted after the date hereof to eligible individuals from the share reserve remaining, as of the consummation of the Merger, under the Predecessor Plan (as appropriately adjusted to reflect the Merger).

I, or members of my staff, have reviewed such corporate records, certificates, and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

I have assumed (i) the legal capacity of all individuals who have executed any of the documents reviewed by us, (ii) that all signatures are genuine, (iii) that all documents submitted to me as originals are authentic, (iv) that all copies of documents submitted to me conform to the originals, (v) the Merger Agreement is a legal, valid and binding obligation of each party to it other than the Company, Merger Sub I and Merger Sub II, enforceable against each such party in accordance with its terms, (vi) all parties to the Merger Agreement, other than the Company, Merger Sub I and Merger Sub II, had the power, corporate or otherwise, to enter into and perform all obligations thereunder (vii) all parties to the Merger Agreement, other than the Company, Merger Sub I and Merger Sub II, duly authorized the Merger Agreement by all requisite action, corporate or otherwise, and duly executed and delivered the Merger Agreement and (viii) all representations made by the Company or Steelcase as to matters of fact in the documents I have reviewed were and are accurate.

In furnishing this opinion, I have further assumed that, before the issuance of the Shares, the conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived.

Based upon the above, and subject to the stated assumptions, exceptions, and qualifications, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered, and paid for as contemplated in the Plan or in the Merger Agreement, the Shares will be validly issued, fully paid, and non-assessable.

I am a member of the bar of the State of Iowa. I do not express any opinion herein on any laws other than the law of the State of Iowa. I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I also hereby consent to all references to me included in or made a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely yours,

/s/ Steven M. Bradford, Esq.